Exhibit 99.1

Tayloe Stansbury Joins FICO’s Board of Directors

BOZEMAN, MT— August 24, 2023 – FICO (NYSE: FICO)

Global analytics software firm FICO today announced that Tayloe Stansbury has joined its Board of Directors. Stansbury’s appointment to the Board is effective August 22, 2023.

“We are excited to welcome Tayloe to the Board as a trusted advisor to FICO. His accomplished leadership and expertise in business and technology will be invaluable in helping guide FICO’s success as we continue to drive innovative analytics solutions for our clients and execute on our business strategy,” said Will Lansing, CEO of FICO.

Currently serving as the Chief Executive Officer of Kaleidescape, Inc., a provider of high-end movie players and servers, Stansbury has more than 35 years experience building scalable technology platforms and organizations across a number of leading companies. He previously served as interim CEO of Watermark Insights, LLC, a provider of software solutions for higher education. Before that, Stansbury also served in various roles at Intuit Inc. including Executive Vice President and Chief Technology Officer. From 2007 to 2009, Stansbury was the Chief Information Officer of VMware Inc., a leading provider of multi-cloud services for all apps, enabling digital innovation with enterprise control. Stansbury also held various roles at Ariba, Inc., including Executive Vice President of Products and Operations.

During the past five years, Stansbury served on the board of directors of public companies TCV Acquisition Corp., Coupa Software Incorporated, and Shutterfly, Inc. He also currently serves on the board of directors of private companies Watermark Insights, LLC and Kaleidescape, Inc.

About FICO

FICO (NYSE: FICO) powers decisions that help people and businesses around the world prosper. Founded in 1956, the company is a pioneer in the use of predictive analytics and data science to improve operational decisions. FICO holds more than 200 US and foreign patents on technologies that increase profitability, customer satisfaction and growth for businesses in financial services, insurance, telecommunications, health care, retail and many other industries. Using FICO solutions, businesses in nearly 120 countries do everything from protecting 2.6 billion payment cards from fraud, to improving financial inclusion, to increasing supply chain resiliency. The FICO® Score, used by 90% of top US lenders, is the standard measure of consumer credit risk in the US and other countries, improving risk management, credit access and transparency. Learn more at www.fico.com.

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Media

Julie Huang

press@fico.com